PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made this 25th day of February, 1999 by and between Clarion Corporation of America, a California corporation ("CLARION") and Andrea Electronics Corporation, a New York corporation ("ANDREA").

                                    RECITALS

         WHEREAS, CLARION has developed and markets and sells the Clarion AutoPC (the "AutoPC Product"), an information, communication, navigation, and entertainment system for installation in automobile dashboards.

         WHEREAS, ANDREA has developed and markets and sells the Andrea AutoArray (the "AutoArray Product") and the Andrea AutoSE (the "AutoSE Product"), each a far-field microphone product that can be used with the AutoPC Product; and

         WHEREAS, CLARION desires to purchase from ANDREA, and ANDREA desires to sell to CLARION, in accordance with the terms of this Agreement, the AutoArray Product and the AutoSE Product for sale with the AutoPC Product.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.       DEFINITIONS

         The following terms shall have the following meanings under this
Agreement:

         .1 "ANDREA Documentation" means computations, configurations, data, designs, drawings, manuals (including without limitation installation manuals, owner's manuals and service manuals), models, photographs, plans, renderings, samples, schematics, sketches, specifications and any other written and tangible materials provided by ANDREA in connection with this Agreement.

          .2 "Andrea IP Rights" shall mean those intellectual property rights, including copyrights, patents, trade secrets, trademarks, service marks and other proprietary rights owned or otherwise controlled by ANDREA and that are specifically embodied in the Products.

          .3 "Andrea Trademarks" means those trademarks or trade names owned or used by ANDREA or its affiliates, and designated by ANDREA in its sole discretion for use in connection with the AutoArray and AutoSE Products.

          .4 "CLARION Documentation" means computations, configurations, data, designs, drawings, manuals (including without limitation installation manuals, owner's manuals and service manuals), models, photographs, plans, renderings, samples, schematics, sketches, specifications and any other written and tangible materials provided by CLARION in connection with this Agreement.

          .5 "Clarion Trademarks" means those trademarks or trade names owned or used by CLARION or its affiliates, and designated by CLARION in its sole discretion for use in connection with the AutoPC Products.

          .6 "Product(s)" mean those AutoArray Products and AutoSE Products identified on Schedule 1.5 attached hereto, and the parts and components thereof, manufactured by ANDREA and sold to CLARION pursuant to this Agreement. The Products covered by this Agreement may be changed from time to time upon the written consent of both parties.

          .7 "Product Warranty" means the product warranty that ANDREA ordinarily and customarily provides to purchasers of the AutoArray Product or the AutoSE Product, as the case may be, and set forth in Schedule 1.6 attached hereto.

          .8 "Purchase Orders" means the purchase orders issued by CLARION to ANDREA in accordance with Section 3.1.

          .9 "Specifications" means the descriptive material itemizing the functional and operational requirements of the Products to be purchased hereunder and such other technical specifications, drawings and other material as identified in Schedule 1.7 attached hereto. The Specifications covered by this Agreement may be changed from time to time upon the written consent of both parties.

2. SALE OF PRODUCTS

          .1 ANDREA agrees to sell to CLARION, and CLARION agrees to purchase from ANDREA, Products that conform to the Specifications. Such sale and purchase of Products shall be made from time to time during the term of this Agreement and in accordance with the terms and conditions of this Agreement. Specific quantities of Products shall be ordered by CLARION for purchase by the transmission to ANDREA, from time to time during the term of this Agreement, of Purchase Orders issued by CLARION in accordance with Section 3.1. CLARION shall have no obligation to issue any Purchase Orders or purchase any Products except such Products as are specified in Purchase Orders placed by CLARION and then only to the extent of the Products covered under such Purchase Orders.

          .2 Subject to the Andrea IP Rights, CLARION shall not be restricted as to its sale or use of the Products purchased hereunder including, without limitation, worldwide marketing to any end user or remarketer, and use by CLARION for its benefit or for the benefit of others. In addition, this Agreement shall not be construed as preventing CLARION from acquiring at any time products similar or related to the Products from any other source.

          .3 To the extent that CLARION and ANDREA conduct any of the purchase and sale transactions hereunder through Electronic Data Interchange ("EDI") or similar electronic means, the system employed by each to effect such transaction shall be capable of handling calendar dates, leap year calculations and related calendrical information processing for dates in both the twentieth and twenty-first centuries a.d.

          .4 ANDREA represents and warrants that the Products are Y2K compliant as such term is defined in Schedule 3.1 attached hereto.

3. PURCHASE ORDERS

          .1 Placement. CLARION may place firm Purchase Orders for the delivery of Products by ANDREA. Each Purchase Order shall specify a delivery date of not less than [Confidential Treatment Requested] following the date of the Purchase Order and shall be substantially in the form set forth in Schedule 3.1. Notwithstanding the foregoing, if CLARION requests an accelerated delivery date in any Purchase Order, ANDREA may, in its sole discretion, use commercially reasonable efforts to meet such accelerated date. CLARION shall in addition, prior to the end of each calendar month during the term of this Agreement, provide to ANDREA a rolling updated forecast of projected Purchase Orders for Products by CLARION during the three (3) calendar months immediately subsequent to such month end. Such forecast shall be for informational purposes only and shall not be construed as a purchase commitment by CLARION.

          .2 Acceptance. ANDREA shall accept and acknowledge all Purchase Orders, which are placed by CLARION in conformance with the terms of this Agreement. Any Purchase Order not placed in conformance with the terms of this Agreement must be rejected by written notice from ANDREA to CLARION within [Confidential Treatment Requested] after receipt of such Purchase Order. In the event that ANDREA uses a form of acknowledgement with terms that conflict in any way with this Agreement, the terms of this Agreement shall be controlling.

         .3 Minimum Purchase Order Quantities. Each Purchase Order for AutoArray Products shall be for a minimum of [Confidential Treatment Requested]. Each purchase order for AutoSE Products shall be for a minimum of [Confidential Treatment Requested].

4. PAYMENT TERMS

          .1 Prices. The total purchase prices for the Products are set forth in
Schedule 4.1 attached hereto. Prices for the Products may be changed no more than [Confidential Treatment Requested] by ANDREA providing CLARION with at least [Confidential Treatment Requested] notice of the change and a new Schedule 4.1.

          .2 Payment. Payment for each shipment of Products shall be net [Confidential Treatment Requested] from the date of delivery of such shipment. Invoices not paid in accordance with the foregoing shall be subject to a [Confidential Treatment Requested] per month interest charge on any outstanding balance or the maximum interest allowed by law, whichever is less, unless such invoices are the subject of a bona fide dispute between ANDREA and CLARION. Invoices paid in full within [Confidential Treatment Requested] from the date of delivery shall entitle CLARION to a discount of [Confidential Treatment Requested] from the purchase price set forth in such invoice.

5.       DELIVERY

          .1 Shipment. ANDREA will ship the Products covered by any Purchase Order F.O.B. CLARION's warehouse. Title to the Products and risk of loss or damage shall pass from ANDREA to CLARION upon delivery of the Products F.O.B. CLARION's warehouse. All shipping containers shall bear such information and markings as shall be desired by CLARION or required by law.

          .2 Acceptance. CLARION shall have the right to conduct an incoming inspection and shall have [Confidential Treatment Requested] after delivery to notify ANDREA in writing whether some or all of the Products are rejected for not meeting the Specifications. Any Product not rejected within this [Confidential Treatment Requested] period shall be deemed accepted. In the event CLARION rejects Products, CLARION shall provide a detailed explanation therefor, and ANDREA may inspect the rejected Products at CLARION's premises, replace the rejected Products without requiring their return, or require the return of the rejected Products, freight collect. Each Rejected Product shall be repaired or replaced at ANDREA's expense, including return freight to CLARION.

          .3 Cancellation and Rescheduling. CLARION may cancel or request changes in delivery dates appearing in its Purchase Orders at no charge provided written notice of such cancellation or change is received by ANDREA not less than [Confidential Treatment Requested] prior to the scheduled delivery date to which the cancellation or change pertains. Any cancellation or change received by ANDREA less than [Confidential Treatment Requested] prior to a scheduled delivery date shall be subject to a [Confidential Treatment Requested] charge based on the amount of the Purchase Order or portion thereof changed or cancelled.

6.       TRADEMARKS

          .1 ANDREA shall not use the CLARION Trademarks on the Products or on any other ANDREA products or otherwise; provided, however, that ANDREA may use the CLARION Trademarks, to the extent and in a manner as specified by CLARION, solely in connection with promotional materials and subject, however, to the prior review and approval by CLARION of any such promotional materials. Upon the expiration or termination of this Agreement, ANDREA shall immediately discontinue the use of the CLARION Trademarks, and thereafter shall not use the CLARION Trademarks, or marks or names confusingly similar thereto, directly or indirectly in connection with its business or that of its affiliates or principals. During the term of this Agreement, ANDREA will promptly notify CLARION in the event that it learns of any infringement or unauthorized use of the CLARION Trademarks by any person.

          .2 CLARION shall not use the ANDREA Trademarks in any manner inconsistent with the instructions of ANDREA nor on or in connection with any products except as purchased and sold pursuant to this Agreement. Upon the expiration or termination of this Agreement, CLARION shall immediately discontinue the use of the ANDREA Trademarks, and thereafter shall not use the ANDREA Trademarks, or marks or names confusingly similar thereto, directly or indirectly in connection with its business or that of its affiliates or principals. During the term of this Agreement, CLARION will promptly notify ANDREA in the event that it learns of any infringement or unauthorized use of the ANDREA Trademarks by any person.

7. RIGHTS IN DATA

          .1 Ownership of Proprietary Rights. CLARION and its affiliates are the exclusive owners of all right, title and interest in and to the proprietary rights associated with or arising from the AutoPC Products and related software. ANDREA and its affiliates are the exclusive owners of all right, title and interest in and to the proprietary rights associated with or arising from the AutoArray Products and the AutoSE Products.

          .2 Ownership of Document. The CLARION Document shall remain the exclusive property of CLARION and its affiliates and shall be protected from disclosure in accordance with the provisions of Article 12 of this Agreement. Upon expiration or termination of this Agreement, the CLARION Documentation (including all copies thereof) shall be promptly returned to CLARION. The ANDREA Documentation shall remain the exclusive property of ANDREA and its affiliates and shall be protected from disclosure in accordance with the provisions of
Article 12 of this Agreement. Upon expiration or termination of this Agreement, the ANDREA Documentation (including all copies thereof) shall be promptly returned to ANDREA.

8. WARRANTY

          .1 Provision of Product Warranty. ANDREA agrees to provide the Product Warranty for each Product sold to CLARION hereunder. The Product Warranty shall not apply to any failure or malfunction which results from any of the following events (if applicable);

          (a)  improper design of the AutoPC;

          (b) components, parts or materials supplied by CLARION and used in the Product;

          (c) improper installation, maintenance, operation or use of a Product;

          (d) any modification of a Product performed without ANDREA's written approval; or

          (e) any combination of a Product with another product not provided or approved by ANDREA, provided, however, that ANDREA herein acknowledges and approves the intended use of the Products in combination with the AutoPC Product.

     .2 Customer Service; Returns and Product Warranty Service.

          (a) CLARION shall be responsible for and shall bear [Confidential Treatment Requested]. Each party agrees to make its personnel available to the other for reasonable consultation during normal business hours and at no charge to the other for purposes relating to this Agreement.

          (b) ANDREA shall be responsible for and shall bear [Confidential Treatment Requested]. ANDREA shall have no liability under the Product Warranty for any Product that is found not be in breach of the Product Warranty.

          (c) Shipment to ANDREA of any Product for Product Warranty repair or replacement is sought shall be adequately insured by the sender, and ANDREA shall be liable for the cost of such shipping and such insurance.

9.       QUALITY ASSURANCE

         .1 ANDREA's Inspection. ANDREA shall inspect the Products before delivery to assure compliance with the Specifications. ANDREA shall not delivery any Products which fail such inspection. Upon request by CLARION, ANDREA shall provide the record of such finished goods inspection.

          .2 Traceability. ANDREA shall give each Product a unique serial number which shall be recorded for purposes of defect and warranty traceability, and ANDREA shall maintain a recordkeeping system with such data and provide CLARION with access to such data as necessary.

          .3 Changes. If any change in the design, material or manufacturing process for the Products (whether or not requested by CLARION) causes the Products to be of materially different quality from prior shipments, ANDREA shall submit to CLARION, at least [Confidential Treatment Requested] before production quantities are scheduled for delivery, a sample Product manufactured under the proposed change together with a record of its inspection for CLARION's approval; provided, however, that the Products shall continue to conform to the Specifications notwithstanding any such change.

          .4 Facility Inspection. ANDREA shall from time to time permit CLARION or its agent to inspect the facilities, conditions regarding quality assurance, records and documents of ANDREA relating to the Products, and ANDREA shall use commercially reasonable efforts to gain permission from ANDREA's subcontractors for CLARION or its agent to inspect the facilities, conditions regarding quality assurance, records and documents of such subcontractors relating to the Products, in order for CLARION to determine whether the Products are being manufactured under appropriate quality controls; provided, however, that such inspections will be conducted during normal working hours with prior notification to ANDREA or such subcontractors, as the case may be. Any information disclosed to or observed by CLARION or its agent during such inspections shall be deemed to be proprietary information within the meaning of and subject to the provisions of Article 12 of this Agreement.

          .5 Abnormalities. ANDREA and CLARION shall promptly notify each other of any abnormalities with respect to the Products or the manufacturing process relating to the Products if ANDREA or CLARION believes such abnormalities materially affect the quality or function of the Products. In such case, ANDREA shall promptly report to CLARION any determination made as to the root cause of the abnormality and the countermeasures taken by ANDREA in response thereto.

          .6 Meetings. ANDREA and CLARION shall meet periodically and from time to time when necessary during each year of the term of this Agreement to discuss quality assurance and product improvement and various other aspects of their business relationship.

10. PRODUCT LIABILITY

          .1 Indemnification. ANDREA agrees to indemnify and hold CLARION and its affiliates harmless from and against any and all liability resulting from any and all claims by third parties for loss, damage or injury (including death) allegedly caused by any defect in the Products purchased under this Agreement, to the extent not caused by misuse, abuse or other fault directly attributable to CLARION or its customers. ANDREA shall pay all damages and costs awarded, including reasonable attorney's fees and settlements approved by ANDREA, against CLARION, its affiliates and/or its or their customers, arising from any such loss, damage or injury (including death), where such award has been made by a court of competent jurisdiction and is not subject to appeal.

          .2 Insurance. During the term of this Agreement and for a reasonable period thereafter, ANDREA shall maintain in full force and effect adequate product liability insurance protecting ANDREA, CLARION and its affiliates against claims and liability for injury, death, or property damage which arise out of or relate to the use or operation of the Products purchased under this Agreement. Such product liability insurance policy shall have a minimum limit of [Confidential Treatment Requested]. Within [Confidential Treatment Requested] following the date of this Agreement, ANDREA shall provide CLARION with a certificate of insurance which provides that CLARION is insured as a vendor on such policy and that the insurer shall not cancel such policy without providing a minimum of [Confidential Treatment Requested] prior written notice to CLARION. ANDREA shall furnish additional certificates of insurance to CLARION on an annual basis during the term of this Agreement.

11.      INDEMNIFICATION FOR INFRINGEMENT

          .1 ANDREA's Indemnification. ANDREA agrees to indemnify and hold CLARION and its affiliates harmless from and against all liabilities, damages and costs arising out of or related to any claim of infringement or alleged infringement of any patent, copyright, trade secret or other proprietary right of any third party by reason of the sale or use of the Products. CLARION shall notify ANDREA in writing of any such infringement or alleged infringement within a reasonable period of time after receipt of notice concerning same. ANDREA shall have the option at any time to undertake the sole and complete defense of any claim of infringement; provided, however, that CLARION shall be kept completely informed concerning any such claim and shall have the right, at its sole option and expense, to participate in the defense of such claim. ANDREA may, at its option and expense, either (i) procure for CLARION the right to continue using the Products, (ii) modify the Products so as to render them non-infringing, or (iii) accept the return of the Products and refund the purchase price.

          .2 Exclusions from Section 11.1. Except where ANDREA contributes to or induces infringement, ANDREA's obligations under the provisions of Section 11.1 above shall not apply to any claims, allegations, suits, actions or proceedings resulting solely from: (i) the Specifications provided by CLARION; (ii) any improvements, updates, modifications or other changes to Products after delivery to CLARION that are not made or approved by ANDREA; (iii) improper use of the Products; or (iv) end-user error; (v) where use of the Products is incident to an infringement not resulting from the Products. CLARION agrees to pay all damages or costs awarded, including reasonable attorneys' fees and settlements with respect to any suit, judgment, proceeding or action in which ANDREA is relieved of its obligations pursuant to this Section 11.2.

          .3 CLARION's Indemnification. CLARION agrees to indemnify and hold ANDREA and its affiliates harmless from and against all liabilities, damages and costs arising out of or related to any claim of infringement or alleged infringement of any patent, copyright, trade secret or other proprietary right of any third party by reason of the sale or use of the AutoPC. ANDREA shall notify CLARION in writing of any such infringement or alleged infringement within a reasonable period of time after receipt of notice concerning same. CLARION shall have the option at any time to undertake the sole and complete defense of any claim of infringement; provided, however, that ANDREA shall be kept completely informed concerning any such claim and shall have the right, at its sole option and expense, to participate in the defense of such claim.

12. CONFIDENTIALITY

          .1 Each party agrees to take all reasonable steps to prevent any of the other party's proprietary and confidential information which it receives pursuant to this Agreement in written form, or which it receives in another form and thereafter in written form or summarized or described in written form, from being disclosed to third parties, and each party agrees not to use such information, directly or indirectly, for any purpose other than in connection with this Agreement. All information received under this Agreement will be deemed to be confidential unless specifically designated as nonconfidential. Such confidentiality and non-use obligations shall not apply with respect to any information which:

               (a) is or becomes public knowledge through no wrongful act of the receiving party;

               (b) is already known to the receiving party through no wrongful act of the receiving party;

               (c)  is independently developed by the receiving party;

               (d) is rightfully obtained by the receiving party from any third party without similar restriction and without breach of any obligation owed to the disclosing party;

               (e)  is authorized for disclosure by the disclosing party; or

               (f) is disclosed pursuant to a lawful requirement or request of a governmental agency; provided that the disclosing party has been given reasonably prior written notice and opportunity to limit such disclosure or have such disclosure accorded confidential treatment.

          .2 Return of Confidential Information. Upon the request of a party, the other party will return any of the requesting party's Confidential Information that is in tangible form and any physical manifestations of such Confidential Information, or will certify destruction of the same.

          .3 Employees. The receiving party shall take all reasonable steps necessary to ensure that its Employees are bound by restrictions regarding the use and disclosure of the disclosing party's Confidential Information similar to those contained herein.

          .4 Injunctive Relief. Each party understands, acknowledges and agrees that Confidential Information is of great competitive as well as monetary value and that, therefore, without waiving any other rights or remedies, each party shall have the right to bring an action to enjoin any unauthorized disclosure or use of its own Confidential Information by the other party, it being agreed that a suit for monetary damages alone would be an inadequate remedy. This section shall survive termination of this Agreement for a period of [Confidential Treatment Requested].

          .5 In the event of any inconsistency between the terms of this section and that certain Non-Disclosure Agreement by and between the parties hereto, effective as of February 24, 1998 ("Non-Disclosure Agreement"), the terms of the Non-Disclosure Agreement shall be controlling.

13. TERM AND TERMINATION

          .1 Term. This Agreement shall have an initial term of one (1) year from the date hereof and shall thereafter be automatically renewed for successive one (1) year terms unless notice of termination is given at least [Confidential Treatment Requested] prior to the termination date of the initial term or any renewal term, or unless earlier terminated under Section 13.2 or
Section 13.3.

          .2 Termination for Default. In the event that either of the parties defaults in the performance of any of the terms, conditions, obligations, undertakings, covenants, or liabilities set forth in this Agreement, the other party shall give the defaulting party notice of such default. In the event the defaulting party has not remedied the default within [Confidential Treatment Requested] following notice thereof or, in the case where the defaulting party has in good faith begun and is continuing efforts to cure such breach within such [Confidential Treatment Requested] period, [Confidential Treatment Requested] following such notice thereof, the party giving notice may immediately terminate this Agreement by providing the defaulting party with written notice of termination.

          .3 Automatic Termination. This Agreement shall terminate immediately upon written notice by CLARION in the event that ANDREA ceases to carry on its business, ANDREA becomes the subject of any proceedings under state, federal or other law for the relief of debtors, ANDREA otherwise becomes insolvent or bankrupt, ANDREA makes an assignment for the benefit of creditors, or upon the appointment of a receiver for ANDREA or the reorganization of ANDREA for the benefit of creditors. This Agreement shall terminate immediately upon written notice by ANDREA in the event that CLARION ceases to carry on its business, CLARION becomes the subject of any proceedings under state, federal or other law for the relief of debtors, CLARION otherwise becomes insolvent or bankrupt, CLARION makes an assignment for the benefit of creditors, or upon the appointment of a receiver for CLARION or the reorganization of CLARION for the benefit of creditors.

          .4 Effect of Termination. The termination of this Agreement shall not relieve either party from its obligations which have accrued pursuant to the provisions of this Agreement or release either party from any obligations which have been incurred as a result of operations conducted under this Agreement. In any event, the rights and obligations of Articles [Confidential Treatment Requested] and Sections [Confidential Treatment Requested] shall survive the expiration or termination of this Agreement.

14. COOPERATION

          .1 The parties shall cooperate with each other to their mutual benefit as follows:

               (a) Web Site Links. Each of CLARION and ANDREA, at their own expense, will incorporate in its own web site a hyperlink to the other's web site for the purpose of promoting AutoPC Products, AutoArray Products and AutoArray SE Products. In furtherance hereof, each party may use the other party's logo(s) and/or logo link(s) identified in Schedule 14.1 hereto, provided such use is in compliance with such other's party's logo guidelines set forth in Schedule 14.1 or any other replacement guidelines that such other party may provide to the first party from time to time during the Term of this Agreement and provided further that each party is afforded a reasonable prior opportunity to review and approve the precise intended manner of any such use. The CLARION logo link(s) shall link back directly to a CLARION URL provided to ANDREA by CLARION. The ANDREA logo link(s) shall link back directly to a ANDREA URL provided to CLARION by ANDREA.

               (b) Joint Promotion. CLARION and ANDREA will promote, at their own expense, their joint relationship contemplated hereby and the complementarity between the AutoPC Products and the AutoArray Products and AutoSe products through, by way of example only, press releases, trade shows agreed upon by the parties, and in relevant collateral material. Each party shall provide the other party with reasonably prior opportunity to review and approve such press releases, trade show material and collateral material in furtherance of such promotional efforts.

               (c) Customer Names, Demographics and related Customer Database Information. CLARION agrees that it will share with ANDREA any listing in its possession of registered customers and end users to which CLARION or its agents sell the Products purchased and sold hereunder. Without requiring CLARION to alter the manner in which it collects information from its customers and end users and to the extent that such additional information is obtained by CLARION and it is commercially reasonable to do so, CLARION shall include in such listing of registered customers and end users, demographics and related database information obtained and/or maintained by CLARION in respect of such registered customers and end users.

15. MISCELLANEOUS

          .1 Relationship of Parties. This Agreement does not create the relationship of principal and agent between ANDREA and CLARION nor shall it be construed as creating any form of legal arrangement which would impose liability upon one party for the act or omission of the other party.

          .2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or delivered by overnight air courier guaranteeing next day delivery, to the following addresses:

If to ANDREA:

                  Andrea Electronics Corporation
                  45 Melville Park Road
                  Melville, NY  11747

                  One copy marked "Attention:
                  [Confidential Treatment Requested];
                  and a second copy marked
                  "Attention: [Confidential Treatment Requested].

                  If to CLARION:

                  Clarion Corporation Of America
                  661 West Redondo Beach Boulevard
                  Gardena, California 90247-4201

                  One copy marked "Attention:
                  [Confidential Treatment Requested];

Either party may change its address upon notice given to the other party in the foregoing manner. If mailed, notices shall be effective three (3) days after mailing and if delivered by air courier, notices shall be effective on the day after it is sent by air courier.

          .3 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          .4 Entire Agreement. With the exception of that certain Non-Disclosure Agreement, this Agreement (including any schedules attached hereto) contains the entire agreement of the parties with respect to the Products to be furnished hereunder (except for any additional terms or conditions which may be contained in any Purchase Order which may be issued by CLARION pursuant to this Agreement and which are agreed to in writing by ANDREA). Any modification or amendment of any term or provision of this Agreement shall not be valid or binding unless the same is in writing and signed by each party hereto.

          .5 Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld at the other party's sole and absolute discretion; provided, however, that CLARION may assign its rights and obligations hereunder to any of its affiliates without the need for any consent by ANDREA, and ANDREA may assign its rights and obligations hereunder to any of its affiliates without the need for any consent by CLARION. This Agreement shall be binding upon and shall inure to the benefit of the legal successors and assigns of the parties hereto.

          .6 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, including the provisions of the Uniform Commercial Code as adopted in the State of California, and not the Convention for the International Sale of Goods. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before a court of competent jurisdiction within the State of California.

          .7 Waivers. No waiver of any of the terms or conditions of this Agreement by either party shall be valid or binding unless the same is in writing and signed by an authorized officer of the waiving party. A waiver by either party of a breach of any of the provisions of this agreement shall not be construed as a waiver of any further breach of the same provision or of any other provision of this Agreement.

          .8 Attorneys' Fees. In the event that any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorneys' fee which may be set by the Court in the same action or in a separate action brought for that purpose, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                           CLARION CORPORATION OF AMERICA

                           By:_[Confidential Treatment Requested]____
                           Title:__[Confidential Treatment Requested]___

                           ANDREA ELECTRONICS CORPORATION

                           By:__[Confidential Treatment Requested]____
                           Title:___[Confidential Treatment Requested]___

                                  SCHEDULE 1.5

PRODUCTS

     The Andrea AutoArray(TM) microphone, together with related documentation and materials ("the AUTOARRAY") - The AutoArray is a far field microphone technology designed for use with automobile PCs, among other things.

     The Andrea AutoSE microphone, together with related documentation and materials ("the AUTOSE") - The AutoSE is a far field microphone technology designed for use with automobile PCs, among other things.

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                                  SCHEDULE 1.7

SPECIFICATIONS - AUTOARRAY:

     [Confidential Treatment Requested]

SPECIFICATIONS - AUTOSE:

     [Confidential Treatment Requested]

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                                                                   SCHEDULE 4.1

PRICES:

     PRODUCT                 VOLUME           PRICE PER UNIT       LEADTIME
---------------------- -------------------- ------------------ ----------------

     AutoArray                [Confidential Treatment Requested]
     AutoSE                   [Confidential Treatment Requested]

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                                  SCHEDULE 1.6

PRODUCT WARRANTY:

                       (See attached Consumer Guarantee)

                                  SCHEDULE 3.1

FORM OF PURCHASE ORDER:

     The form of Purchase Order shall include the following items: 1) the Purchase Order number, 2) the Purchase Order date, 3) the Product description,
4) the quantity and unit price, 5) the extended price of the Purchase Order, 6) the "ship to" address, 7) the "bill to" address, 8) the anticipated Delivery dates(s), and 9) the appropriate contact person.

PURCHASE ORDER Y2K COMPLIANCE STATEMENT

     In accepting this Purchase Order you are certifying that all Product sold to us are Y2K compliant. You are also agreeing to replace or upgrade at no cost or accept return of any Product that is determined to be non-compliant. The following is a definition of Year 2000 compliance:

                           Handles date information before, during, and after midnight, December 31, 1999, including but not limited to accepting date input; providing date output; and performing calculations and comparisons on dates or portions of dates.

                           Functions accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century.

                           Responds to two-digit year date input in a way that resolves the ambiguity as to the century in a disclosed, defined, and predetermined manner. Interfacing software must make the same century assumptions when processing two-digit years.

                           Processes 2000 as a leap year and handles date fields containing non-date information and correctly handles a date in a non-date field.

                           Correctly processes any date with a year specified "99" and "00", regardless of other subjective meanings attached to these values.

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CONSUMER GUARANTEE               Dear Customer:

                                 Thank you for buying this product from Andrea

                 ANDREA          PURCHASER  ________________________________
ELECTRONICS CORPORATION

                                 MODEL NO.  ________________________________

A LIST OF AUTHORIZED SERVICE     PRODUCT NO.  ________________________________
PROVIDERS IS AVAILABLE FROM:

                                 DATE OF PURCHASE  ____________________________

Andrea Electronics Corporation

11-40 45th Road                  PURCHASED FROM  ______________________________
Long Island City, NY  11101

                                 ADDRESS  ________________________________

STATEMENT OF LIMITED WARRANTY

     The warranties provided by Andrea Electronics Corporation in this Statement of Limited Warranty apply only to products you originally purchase for your use, and not for resale, from Andrea Electronics or an Andrea Electronics authorized reseller. The term "product" means an Andrea Electronics Corporation product, its features, conversions, upgrades, elements, or accessories, or any combination of them. Products are subject to these terms only if purchased in the United States or Puerto Rico, or Canada, and located in the country of purchase. If you have any questions, contact Andrea Electronics Corporation or your reseller.

     Les conditions de la garantie qui s'appliquent dans le pays ou le produit a ete achete sont disponibles aupres d'Andrea Electronics ou votre detaillant.

     Die Garantiebedingungen, die in dem Land gelten, in welchem das Gerat gekauft wird. Sind von Andrea Electronics oder lhrem Handler erhaltlich.

     Le condizioni di garanzia in vigore nel paese ove e stato acquistato il prodotto sono disposibili presso l'Andrea Electronics o il rivenditore.

     Podra obtener los terminos y las condiciones sobre las garantia aplicable en el pais de compara de Andrea Electronics o de su concessionario local.

     IN THE EVENT THAT GUARANTEE SERVICE IS REQUIRED FOR THE ANDREA ELECTRONICS PRODUCT COVERED BY THIS GUARANTEE, PLEASE RETURN IT TO THE RETAILER AUTHORIZED SERVICE STATION.

YOUR GUARANTEE

     By this Consumer Guarantee, Andrea Electronics Corporation guarantees this product to be free of defects in materials and workmanship for a period of one
(1) year (the "Guarantee Period") from and after the time of its original purchase or the time it was taken on hire purchase terms by the consumer from the retailer.

     Subject to the conditions explained below, if during the Guarantee Period the product proves to be defective due to improper materials or workmanship, Andrea Electronics' Retailer Authorized Service Stations or Authorized Servicing Dealers will without charge for labor or parts repair or, at the discretion of the distributor, replace this product or its defective parts. To contact an Andrea Electronics customer service representative from 8:00 a.m. to 8:00 p.m. EST, call (800) 707-5779 or your local Andrea Electronics reseller.

CONDITIONS

     1. The guarantee will be honored only if this Consumer Guarantee is presented together with the original invoice/cash ticket issued to the consumer by the retailer and if this Consumer Guarantee Card states the following information: (a) the purchaser's name, (b) the retailer's name and address, (c) the model name and product number of the purchased product, and (d) the date or purchase of the product. If this information has been removed or changed after the original purchase of the product by the consumer from the retailer, Andrea Electronics reserves the right to refuse guarantee service.

     2. In the event that this product needs to be adapted, change, or adjusted in order to conform to the national or local technical or safety standards in force in any country or locality other than the one for which the product was originally designed and manufactured, any such adaptation, change, or adjustment shall not be considered to be a defect in materials or workmanship for purposes of this Consumer Guarantee. No reimbursements shall be made under this Consumer Guarantee for the following: (a) any adaptation, changes, or adjustments to the product, or attempts to make the same, whether properly made or not, in order to conform to such standards,
     (b) any adaptation, changes, or adjustments to upgrade the product from its normal purpose as described in the Instruction Manual, or (c) any damage resulting from any adaptations, changes, or adjustments to the product or attempts to make the same.

     3. The Consumer Guarantee shall not cover any of the following:

         (a) periodic check-ups, maintenance and repair or replacement of parts due to normal wear and tear;

         (b) home service transport costs and other costs and risks of transport relating directly or indirectly to this Consumer Guarantee; and

         (c) damage to this product resulting from:

                  (i) abuse and misuse, including, without limitation, (a) the failure to use this product for its normal purposes or in accordance with Andrea Electronics' instructions on the proper use and maintenance of this product and (b) the installation or the use of this product in a manner inconsistent with the technical or safety standards in force in the country where the product is used;

                  (ii)      repairs done by non-Authorized Service Stations; and

                  (iii) accidents, acts of God, or any cause beyond the control of Andrea Electronics, including, without limitation, electrical storms, water, fire, public disturbances, and improper ventilation.

     4. This Consumer Guarantee does not affect the consumer's statutory rights under applicable national legislation in force, nor the consumer's rights against the retailer arising from any sales/purchase contracts between the retailer and the consumer, in the absence of applicable national legislation, this Consumer Guarantee will be the consumer's sole and exclusive remedy, and neither Andrea Electronics Corporation nor any of its subsidiaries or distributors shall be liable for any incidental or consequential damages for breach of any expressed or implied guarantee of this product.